Exhibit 99.1

Sierra Monitor Declares Quarterly Cash Dividend of $0.01 per Share

Milpitas, California – October 16, 2014 – Sierra Monitor Corporation (OTCQB: SRMC) today announced that its board of directors has declared a quarterly cash dividend of $0.01 per share of common stock. The cash dividend will be payable on November 17, 2014 to shareholders of record on November 3, 2014. This is the ninth consecutive quarterly dividend to be paid by the Company and represents a quarterly payout of approximately $101,143 in aggregate, based on 10,114,311 shares outstanding as of September 30, 2014.

About Sierra Monitor Corporation

Sierra Monitor Corporation (OTCQB: SRMC) develops connectivity and life safety products for high reliability commercial and industrial applications. The company’s connectivity products sold under the FieldServer brand act as protocol translators and connect disparate commercial and industrial control systems to save energy, improve operations, and enable analytical insights. The company’s life safety products sold under the Sentry IT brand provide 24/7 protection of personnel and facilities in a broad range of work environments including alternate fuel vehicle maintenance facilities, US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 134

spolcyn@sierramonitor.com

Source: Sierra Monitor Corporation